English Translation of
Patent Assignment Agreement

Preamble

Whereas, the Assignor (Beijing Huiyuan Duoyuan Digital Technology Institute) owns the patent for a device for automatic, quick clearing of printing press ink system with the following details: its patent number being 00254747.3, its publication number being Hao CN 2447175, its application date being September 25 2001, and its duration being 10 years;

Whereas, the Assignee (Duoyuan Digital Printing Technology Industries (China) Co. Ltd) has knowledge of the aforementioned patent and desires to obtain such patent; and

Whereas, the Assignor agrees to assign such patent to the Assignee;

Both parties hereby agree to enter into the following agreement:

Article 1 Materials to be Delivered from the Assignor to the Assignee

1.
All the materials submitted to China Patent Office ("CPO") for patent application, including specifications, claims of the investor’s patent right, appended drawings, abstracts and appended drawings, written requests, agent entrustment letter, etc.

2.	All the documents issued by the CPO to the Assignor, including the acceptance notice, intermediary documents, authorization decision, patent certificate, etc.

3.	Proof issued by CPO regarding the validity of the subject patent, i.e., evidence on the latest payment of annual fee for such patent.

Article 2 Time, Place and Method of Delivery

1.	Time of Delivery

After the effectiveness of this Agreement, the Assignor shall deliver all the materials stipulated in Article 1 herein to the Assignee on the day the Assignee pays up the assignment fee to the Assignor.

2.	Place and Method of Delivery

The Assignor shall deliver all the aforementioned materials to the Assignee in person, and shall deliver a list of such materials to the Assignee in person.

All the materials shall be delivered to the Assignee at the venue where the Assignee is located.

Article 3 Exploitation of the Patent, Disposal after Exploitation

If the Assignor has exploited the patent before the execution of this Agreement, the Assignor shall cease such exploitation immediately after the effectiveness of this Agreement.

If the Assignor has licensed any other party to exploit the patent, relevant rights and obligations shall be transferred to the Assignee upon the effectiveness of this Agreement.

Article 4 Assignment Fee and Payment Method

The patent shall be assigned to the Assignee free of charge, and any expenses incurred in connection with such assignment shall be born by the Assignee.

Article 5  Effects of the Patent Being Revoked or Declared Invalid

According to Article 50 of the Patent Law of PRC, after the making of this Agreement, if the patent is revoked or declared invalid, the Assignee need not return all the materials to the Assignor if there is no obvious violation of the principal of fairness and the Assignor has not caused any loss to the Assignee in bad faith.

If any third party petitions to the CPO for the patent to be revoked or declared invalid by the Patent Review Panel, or files a lawsuit to challenge the decision of the Panel at the People's Court (regarding an invention), the Assignee shall be responsible for defense and bear all the expenses incurred in connection with such petition or lawsuit after the making of this Agreement.

Article 6 Transition Period

1.	After the execution of this Agreement, the Assignee shall be responsible to pay all expenses necessary for keeping this patent effective.

2.	During the Transition Period, if the Assignor or the Assignee becomes unable to perform this Agreement due to force majeure, this Agreement shall be deemed terminated.

Article 7 Dispute Solution

1.	Both parties shall try to solve any disputes in connection with the performance of this Agreement through amicable negotiation according to the provisions herein.

2.
If the dispute cannot be solved through negotiation, it shall be submitted for mediation to the patent authority of the location of the Assignee or of the formation of this Contract. If any party is not satisfied with the result of such mediation, it may initiate a legal proceeding.

Article 8 Effectiveness of Agreement

This Agreement shall become binding on the both parties upon execution, and shall become legally effective on the date when the CPO registers and publishes the Amendment of Data Entries filed by both Parties.

Assignor:
Beijing Huiyuan Duoyuan Digital Printing Technology Institute
(Seal of Beijing Huiyuan Duoyuan Digital Printing Technology Institute)

Assignee:
Duoyuan Digital Printing Technology Industries (China) Co. Ltd
(Seal of Duoyuan Digital Printing Technology Industries (China) Co. Ltd)

Date: December 26, 2002